UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

              Date of Report:  December 24, 2003



                      FARMER BROS. CO.



    California                 0-1375              95-0725980
State of Incorporation  Commission File Number  Federal ID Number


20333 South Normandie Avenue, Torrance, California   90502
Address of principal executive offices


(310) 787-5200
Registrant's telephone number





Item 5.  Other Events.

The following press releases were provided to the major services today:






Farmer Bros. Confirms U.S. District Court Decision


TORRANCE, CALIF. - (BUSINESS WIRE) - December 24, 2003 - Farmer Bros. Co. (NASDAQ:FARM) said the U.S. District Court in Los Angeles on Tuesday issued a 33-page tentative order regarding an application for preliminary injunction sought on behalf of a shareholder, Leonard Rosenthal.

In stating the court's "Conclusion Regarding Preliminary Injunctive Relief," U.S. District Judge Margaret M. Morrow wrote:

"Plaintiff has not shown that it is likely the court has subject matter jurisdiction to hear this action. Specifically, he has not demonstrated that he has a private right of action under the ICA [Investment Company Act] for violation of Section 7(a) and 17(a). Since this is the only federal claim in the case, and since plaintiff has also failed to plead or prove that the action falls within the court's diversity jurisdiction, it appears jurisdiction is lacking. Even if the court assumes it has jurisdiction to hear the matter, moreover, plaintiff has not shown a likelihood of success on the merits of either his ICA or breach of fiduciary duty claims. Likewise, he has failed to demonstrate that he will suffer irreparable harm if an injunction does not issue. Finally, the balance of hardships does not tip sharply in plaintiff's favor. Accordingly, preliminary injunctive relief is not appropriate in this case."

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 50 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown from $18 in 1980 to over $300 a share today. The company's common stock is traded on the NASDAQ National Market System under the symbol "FARM."


Contact:

Jim Lucas
The Abernathy MacGregor Group
(213) 630-6550


















Farmer Bros. Announces Purchase of All Crowe Family Shares at Approximately $250 a Share

Company Modifies ESOP Structure, Plans 10-for-One Stock Split

TORRANCE, CALIF. - (BUSINESS WIRE) - December 24, 2003 - Farmer Bros. Co. (NASDAQ:FARM) announced today that it has purchased the 443,845 shares of its common stock held by the Crowe Family and related trusts for approximately $110.96 million or approximately $250 per share. The purchase is part of a settlement of all outstanding issues between the Crowe and Farmer families and was approved today by California's Superior Court for Los Angeles County.

Concurrently with the purchase, the Company has offered its Employee Stock Ownership Plan (ESOP) the opportunity to purchase approximately 125,000 shares at the same price, fulfilling its previously announced authorization for the ESOP to purchase 300,000 shares in the aggregate. The ESOP's purchase of these shares is subject to approval of the ESOP's directed institutional trustee. After giving effect to the Crowe family purchase, and assuming approval by the ESOP trustee, the ESOP will own 18.7% of the Company's shares outstanding, the Farmer family will hold 39.6% of the shares, leaving ownership of the remaining public shareholders at 41.7%.

The Company also announced a modification of the structure of its ESOP. As before, the employees who have been awarded shares under the ESOP will vote their shares on all proxy matters. In addition, the shares held by the ESOP that have not been voted by employees or allocated to employees, which previously had been voted by a management committee, will in the future be voted in proportion to the votes that employees cast for their allocated shares.

This "pass-through" voting of all ESOP shares will be in effect for the upcoming Annual Meeting of Shareholders, now scheduled for Jan. 21, 2004 with a record date of Dec. 29, 2003. In addition, the administration of the ESOP has been transitioned to a committee of three Directors, two of whom are independent members of the Company's Board of Directors.

"The Board determined that the opportunity to purchase shares at this price was a prudent use of some of the company's cash. This agreement removes a distraction as management explores additional steps to enhance shareholder value," said Roy E. Farmer, Chief Executive Officer. "We are especially pleased that the changes in the ESOP will give employees an increasingly significant and independent say in the future of their Company."

The Company has retained Credit Suisse First Boston LLC to assist it in continuing to explore its strategic options to improve its earnings outlook. Options under ongoing consideration include - subject to market conditions and available opportunities - potential acquisitions, additional share repurchases and extraordinary dividends. While the company retains cash and equivalents of more than $190 million, which can be used to pursue such strategies and protect its existing business, there can be no assurance that any of such options will be implemented. The Company is not currently pursuing a "going private" transaction or the sale of the Company, but may decide to do so in the future.

The Board of Directors also approved in principle a 10-for-one stock split in the Company's shares, which is designed to improve trading liquidity for existing shareholders. The implementation of the split is subject to shareholder approval of the Delaware reincorporation proposal, which authorizes enough shares to enable this split. The Company intends to implement the split as soon as practical after the annual shareholders' meeting, if such approval is obtained.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Bros. has paid a dividend for 50 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown from $18 in 1980 to over $300 a share today. The company's common stock is traded on the NASDAQ National Market System under the symbol "FARM."

Contact:

Jim Lucas
Abernathy MacGregor Group
(213) 630-6550